EXHIBIT 99.1 For Immediate Release
Contact:	Patrice Bryan Investor Relations (757) 306-0299 InvRel@MetroIS.com

METRO INFORMATION SERVICES, INC. ANNOUNCES NEW DIRECTOR

Virginia Beach, Virginia - March 8, 2001 - METRO INFORMATION SERVICES, INC. (NASDAQ: MISI), an information technology consulting services and solutions company, today announced that Mr. John R. Turbyfill will serve as the third independent director on its Board of Directors. Mr. Turbyfill joined the Board as an independent director and Chairman of the Audit Committee effective March 1, 2001. Mr. Turbyfill brings valuable executive and financial management expertise to Metro Information Services. Mr. Turbyfill served as Vice Chairman of Norfolk Southern until retiring in 1996. Prior to being named Vice Chairman in 1993, Mr. Turbyfill served in a variety of roles with Norfolk Southern, including Executive Vice President - Finance. Currently, Mr. Turbyfill is the Chairman of the Board of Roanoke College, of Salem, Virginia and has held that position since 1986.

For more than 21 years, Metro Information Services, Inc. has provided a wide range of information technology consulting services and solutions in the United States and Puerto Rico. Metro’s services include application systems development and maintenance, information technology architecture and engineering, systems consulting, project outsourcing and general information technology support services. Metro consultants work on all major technology platforms including the rapidly growing e-Business area. The Company emphasizes long-term relationships with its clients rather than one-time projects or assignments. Metro generated revenues of $314 million in 2000 from a wide variety of industries. More information is available on the Web at http://www.MetroIS.com and through Metro’s Investor Relations Department.

Certain matters discussed in this news release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. All statements made in this news release, other than those consisting solely of historical facts, that address events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These forward-looking statements are subject to a number of known and unknown risks and uncertainties. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. Please refer to a discussion of these and other factors in the Company’s most recent Form 10-K, Form 10-Q and other documents filed with the Securities and Exchange Commission.